As filed with the Securities and Exchange Commission on December 14, 2018   Registration No. 333- __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEYLAND TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-5057897
(State or other jurisdiction of incorporation or organization)	Primary SIC Code	(I.R.S. Employer Identification No.)

85 Broad Street, 16-079 New York, NY 10004
(Address of principal executive offices, including Zip Code)

(808) 829-1057
(Registrant’s telephone number, including area code)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same Offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [   ]                                           Accelerated filer  [   ]

Non-accelerated filer  [   ]                                             Smaller reporting company  [X]

(Do not check if a smaller reporting company)            Emerging Growth Company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, no par value	7,000,000	$1.01	$7,070,000	$856.88

(1) Consists of up to 7,000,000 shares of Common Stock to be sold to RedDiamond Partners LLC under the Equity Purchase Agreement dated December 7, 2018.

(2) The Offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and is based upon the closing price of $1.01 per share of the Registrant’s Common Stock on the OTCQX Market on November 6, 2018.

(3) Calculated pursuant to Rule 457(o) and based on the closing price per share of $1.01 for Weyland Tech, Inc.’s Common Stock on December 6, 2018 as reported by the OTC Markets.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION

DATED DECEMBER 14, 2018

WEYLAND TECH, INC.

7,000,000 SHARES OF COMMON STOCK

This Prospectus relates to the resale of 7,000,000 shares of our Common Stock, par value $0.0001 per share (the “Common Stock”), issuable to RedDiamond Partners LLC, a selling stockholder pursuant to a Common Stock Purchase Agreement (the “Equity Agreement”), dated November 7, 2018, that we entered into with RedDiamond Partners LLC (“RedDiamond” or the “Selling Stockholder”). The Equity Agreement permits us to “put,” or sell up to five million ($5,000,000) dollars in shares of our common stock, par value $0.0001 (sometimes referred to as the “Capital Call Shares”), to RedDiamond until the one year anniversary of the date of effective date of this prospectus or until $5,000,000 of such Capital Call Shares have been sold.

RedDiamond may sell all or a portion of the Capital Call Shares being offered pursuant to this Prospectus at the prevailing market prices at the time of sale or at negotiated prices.

The total amount of shares of Common Stock which may be sold pursuant to this Prospectus would constitute approximately 16% of the Company’s issued and outstanding Common Stock as of December 7, 2018, assuming that the selling security holders will sell all of the shares offered for sale under this Prospectus.

RedDiamond as the Selling Stockholder is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act.

Our Common Stock is subject to quotation on OTCQX Market under the symbol “WEYL”. On November 6, 2018, the last reported sales price for our Common Stock was $1.01 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive any proceeds from the sale of shares of our Common Stock by RedDiamond. However, we will receive proceeds from the sale of shares of our Common Stock pursuant to our exercise of our right to sell Capital Call Shares to RedDiamond. We will pay for expenses of this offering, except that RedDiamond will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” to read about factors you should consider before buying shares of our Common Stock.

PURCHASE OF THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” ON PAGES 10 THROUGH 14 BEFORE BUYING ANY SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETED AND MAY BE CHANGED.  WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

The Date of This Prospectus is: December 14, 2018

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

 You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about our Company and the Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights selected information about Weyland Tech, Inc. and a general description of the securities that may be offered for resale or other disposition by the selling shareholders. This summary highlights selected information contained elsewhere in this Prospectus. It does not contain all the information that you should consider before investing in the Common Stock. For a more complete understanding of us and the securities offered by the selling shareholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for these securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, “WE,” “US,” AND “OUR” REFERS TO WEYLAND TECH, INC. THE FOLLOWING SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE OUR COMMON STOCK. ALL FINANCIAL INFORMATION IS STATED IN UNITED STATES DOLLARS UNLESS OTHERWISE SPECIFIED. OUR FINANCIAL STATEMENTS ARE PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES.

WEYLAND TECH, INC.

Weyland Tech’s CreateApp platform, offered as a Platform as a Service (“PaaS”), enables small-medium-sized businesses ("SMB") to create a mobile application ("app") without the need of technical knowledge, high investment or background in IT.  The Company recognizes revenue on a pay to use subscription basis when our customers use our platform.

We believe that SMBs can increase sales, reach more customers and promote their products and services via a simple easy to build mobile app at an affordable price and in a cost-effective manner.

Weyland Tech, Inc. is focused on mobile commerce enablement via our enhanced platform built in 2017, and offered on a Platform-as-a-Service (“PaaS”) basis, and the company’s e-wallet initiative.  Recent product launches with our strategic partners DPEX (Indonesia), BGT (Thailand), Augicom/Orange (France) are representative of the PaaS platform strategy and product offering.

As a result, the Company’s core product has evolved over the course of 2017 and 2018 to capitalize on the immediate opportunity for developing a larger network of valuable users and merchants by developing services that will enable the adoption of mobile commerce across Greater South East Asia. The platform enhancements have taken the Company’s technology from a standalone DIY app builder to an enhanced platform built to enable mobile commerce.

In 2018, Weyland focused on scaling this business model by continuing to develop and expand strategic partnerships that would increase the number of users and merchants available to users of the Company’s products on a Platform-as-a-Service (“PaaS”) basis. These efforts expanded on the success of recent product launches representative of the PaaS platform strategy and product offerings with our strategic partners DPEX (Indonesia), BGT (Thailand), and Augicom/Orange (France). And after extensive discussions with our partners, management believes that supporting these initiatives through deeper engagement, interaction and co-marketing/sales substantially benefited the Company in 2018 and beyond.

The Company is also pleased to report that its late 2017 e-wallet initiative, AtozPay, has surpassed expectations since its launch, achieving stronger than anticipated customer traction with limited marketing expense. With the AtozPay e-wallet, the Company created a ‘consumer facing’ product offering that supports the PaaS strategy developed by the enhancements to the CreateApp platform and enables Weyland to drive higher monetization on those platforms by providing payments capabilities.

Digital Wallet or eWallet a digital financial services business, a distinguishing characteristic of Greater South East Asia (“GSEA”) compared to the United States is the substantially lower percentage of the population with bank accounts, credit cards, or debit cards. This creates the need for alternative payment methods, specifically e-wallets.

GSEA is poised for its own payments transformation in much the same way that China has shifted to online payments, according to IDC. Online payments in GSEA is divided into four broad payment modes: e-wallets, such as our AtoZPay platform, credit cards, debit cards and online banking. Of these, the e-wallet mode is expected to grow the fastest over the next five years, according to IDC. Drivers for GSEA’s e-wallet industry include the mismatch between internet penetration and banking penetration, which creates a structural opportunity for e-wallets; the increasing integration of e-wallets with use cases such as online games and e-commerce; and the opportunity to offer broader digital financial services using e-wallets as a foundation.

AtozPay officially exited the closed beta environment on May 23, 2018 and officially launched for business.

AtozPay is designed to be a robust, universal payment platform therefore its growth is not limited to the Company’s PaaS customers alone.

On April 23, 2018, The Company completed the incorporation of PT Weyland Indonesia Perkasa (“WIP”), a company incorporated in Indonesia. WIP is the corporate entity used for the eWallet business, AtoZPay.  This effort is intended to boost shareholder value by creating a ‘stand-alone’ vehicle for the fast growing global e-money/e-wallet industry. Private and public transactions in the e-money/e-wallet industry in South East Asia are growing more frequent with valuations that would represent substantial value creation for existing shareholders.

In order to maximize the independent growth of AtoZPay and consequently shareholder value, management began the process to spin-off the e-wallet business via a special dividend, and on September 24, 2018, the Company announced that it has made available, to its transfer agent, DTCC and DTC Participants with positions in WEYL, instructions for receiving the spin-off shares of its Weyland AtoZ Pay subsidiary (“WAI”), which holds a 49% equity ownership interest in PT Weyland Indonesia Perkasa, a limited liability company organized under the laws of the Republic of Indonesia (“WIP”). WIP’s primary business operations includes a digital financial transactions app serving the rapidly growing Indonesia e-commerce and e-payment markets (“eWallet”).

The Company’s shareholders of record as of the close of trading on September 28, 2018, the record date for the spin-off, will receive a pro-rata distribution of one (1) share of common stock of WAI for each five (5) shares of the Company’s common stock held as of the record date. Fractional shares of WAI common stock will not be issued in the distribution.  The spin-off was effective as of the end of the day on November 15, 2018.

We will not receive any proceeds from any sales of these securities by the Selling Shareholder.

Our common stock is traded Over-the-Counter under the trading symbol “WEYL.”  The closing bid price for our common stock on December 6, 2018, was $1.01 per share.

Our corporate headquarters are located at 85 Broad Street, 16-079 New York, NY 10004.  Although we maintain a website at www.weyland-tech.com, we do not intend the information available on our website be incorporated into this filing.

Our Filing Status as a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

THE OFFERING

This Prospectus relates to the resale of up to 7,000,000 shares of the Common Shares, issuable to RedDiamond, RedDiamond, pursuant to a “Capital Call Right” under the Equity Agreement, dated December 7, 2018, that we entered into with RedDiamond. The Equity Agreement permits us to sell up to five million ($5,000,000) dollars in shares of our Common Stock to RedDiamond until the one (1) year anniversary of the date of effective date of this prospectus or until $5,000,000 of such shares have been called Capital Call Shares.

Common Stock offered by Selling Shareholders	This Prospectus relates to the resale of up to 7,000,000 shares of our Common Stock, issuable to RedDiamond

Common Stock outstanding before the Offering	36,816,109 shares of Common Stock as of December 7, 2018.

Common Stock outstanding after the Offering	43,816,109 shares of Common Stock (1)

Terms of the Offering

The Selling Security Holders will determine when and how they will sell the Common Stock offered in this Prospectus. The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

Termination of the Offering	The Offering will conclude upon such time as all of the Common Stock has been sold pursuant to the Registration Statement.

Trading Market	Our Common Stock is subject to quotation on the [OTCQX] Market under the symbol “WEYL”.

Use of proceeds

The Company is not selling any shares of the Common Stock covered by this Prospectus. As such, we will not receive any of the Offering proceeds from the registration of the shares of Common Stock covered by this Prospectus. See “Use of Proceeds.”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of his/her/its entire investment. See “Risk Factors”.

(1) This total reflects the number of shares of Common Stock that will be outstanding assuming that all of 7,000,000 Capital Call Shares to be put to RedDiamond are, in fact, issued and sold to RedDiamond under the Equity Agreement.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data is derived from our condensed financial statements for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016. The balance sheets data are derived from the condensed balance sheet statement for the nine months ended September 30, 2018 and our audited balance sheet statements for the years ended December 31, 2017 and 2016.

Statement of Operations Data:

	30 Sep 2018	30 Sep 2017	31 Dec 2017	31 Dec 2016
	Unaudited	Unaudited	Audited	Audited
Total Income	$ 17,275,098	$ 10,302,740	$ 15,578,171	$ 12,942,353

Total Cost of Sales	$ 2,116,229	$ 8,387,399	$ 11,267,879	$ 7,817,973

Gross Profit	$ 15,158,869	$ 1,915,341	$ 4,310,292	$ 5,124,380

Total Other Income	$ 0	$ 23,625	$ 23,625	$ 181,391

Less Operating Expenses

Total Bad debt provision	$ 0	$ 0	$ 0	$ 698,736

Total Depreciation and Amortization	$ 243,116	$ 263,950	$ 351,933	$ 351,933

Total General and Administrative	$ 2,569,828	$ 1,031,719	$ 1,937,483	$ 988,686

Total Research and Development	$ 8,124,074	$ 0	$ 1,889,304	$ 2,928,947

Total Sales and Marketing	$ 7,773,794	$ 0	$ 0	$ 0

Total Operating Expenses	$ 18,710,812	$ 1,295,669	$ 4,178,720	$ 4,968,302

Operating (Loss) Profit	-$3,551,943	$ 643,297	$ 155,197	$ 337,469

Total Non-operating Expenses	$ 0	$ 0	$ 229,479	-$229,479

Net (Loss) Profit	-$3,551,943	$ 643,297	-$74,282	$ 566,948

Balance Sheet Data:

	30 Sep 2018	30 Sep 2017	31 Dec 2017	31 Dec 2016
	Unaudit	Unaudit	Audited	Audited
Assets

Total Current Assets	$ 4,950,809	$ 4,874,503	$ 4,315,330	$ 2,061,814

Total Non-current Assets	$ 739,014	$ 1,070,114	$ 982,131	$ 1,334,064

Total Assets	$ 5,689,823	$ 5,944,616	$ 5,297,461	$ 3,395,878

Liabilities

Total Current Liabilities	$ 309,428	$ 2,749,309	$ 2,046,536	$ 843,867

Total Liabilities	$ 309,428	$ 2,749,309	$ 2,046,536	$ 843,867

Net Assets	$ 5,380,395	$ 3,195,307	$ 3,250,925	$ 2,552,011

Equity
Additional paid-in capital	$ 45,901,951	$ 39,448,864	$ 40,221,873	$ 39,448,945
Current Year (Loss) Earnings	-$3,551,943	$ 643,297	-$74,281	$ 566,947
Retained (Loss)	-$36,973,294	-$36,899,013	-$36,899,013	-$37,465,960
Share capital	$ 3,682	$ 2,159	$ 2,346	$ 2,078
Total Equity	$ 5,380,395	$ 3,195,307	$ 3,250,925	$ 2,552,011

Working Capital	$ 4,641,381	$ 2,125,193	$ 2,268,794	$ 1,217,947

FORWARD LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 11 of this prospectus, in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. The following section sets forth what we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline.

RISKS RELATED TO OUR BUSINESS

We are subject to risks associated with changing technologies in the mobile apps industry, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing solutions and introduce new solutions to meet customers’ needs. We believe that our customers rigorously evaluate our solution and service offerings on the basis of a number of factors, including, but not limited to: quality; price competitiveness; technical expertise and development capability; innovation; reliability and timeliness of delivery; operational flexibility; customer service; and overall management.

Our success depends on our ability to continue to meet our customers’ changing requirements and specifications with respect to these and other criteria. There can be no assurance that we will be able to address technological advances or introduce new offerings that may be necessary to remain competitive within the mobile apps industry.

Systems failures could cause interruptions in our services or decreases in the responsiveness of our services which could harm our business.

If our systems fail to perform, we could experience disruptions in operations, slower response times or decreased customer satisfaction. Our ability to host mobile apps successfully and provide high quality customer service depends on the efficient and uninterrupted operation of our hosting company's computer and communications hardware and software systems. Although unlikely, our hosting company's systems are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any systems failure that causes an interruption in our services or decreases the responsiveness of our services could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations and cash flows.

Our cost structure is partially fixed. If our revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.

Our cost structure is partially fixed. We base our cost structure on historical and expected levels of demand for our services, as well as our fixed operating infrastructure, such as computer hardware and software, and staffing levels. If demand for our services declines and, as a result, our revenues decline, we may not be able to adjust our cost structure on a timely basis and our profitability may be materially adversely affected.

Attrition of customers and failure to attract new customers could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Although we offer mobile apps designed to support and retain our customers, our efforts to attract new customers or prevent attrition of our existing customers may not be successful. If we are unable to retain our existing customers or acquire new customers in a cost-effective manner, our business, financial condition and results of operations and cash flows would likely be adversely affected. Although we have spent significant resources on business development and related expenses and plan to continue to do so, these efforts may not be cost-effective at attracting new customers.

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

The Company intends to selectively pursue acquisitions and new businesses. Any future acquisitions may result in significant transaction expenses and present new risks associated with entering additional markets or offering new products and services, and integrating the acquired companies. We may not have sufficient management, financial and other resources to integrate companies we acquire or to successfully operate new businesses and we may be unable to profitably operate our expanded company. Additionally, any new businesses that we may acquire, once integrated with our existing operations, may not produce expected or intended results.

We may be unable to respond to customers' demands for new mobile app solutions and service offerings and our business, financial condition and results of operations and cash flows may be materially adversely affected.

Our customers may demand new mobile app solutions and service offerings.  If we fail to identify these demands from customers or update our offerings accordingly, new offerings provided by our competitors may render our existing solutions and services less competitive. Our future success will depend, in part, on our ability to respond to customers' demands for new offerings on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We may not be successful in developing, introducing or marketing new offerings. In addition, our new offerings may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to customer requirements, or any significant delays in the development, introduction or availability of new offerings or enhancements of our current offerings could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We may be unable to respond to the evolving industry practices and technology solutions, and our business, financial condition and results of operations and cash flows may be materially adversely affected.

To remain competitive as a mobile app provider, we must continue to invest in research and development of new technology solutions in order to keep up with the ever-evolving industry practices and enhancements to our existing solutions. The process of developing new technologies, products and services is complex and expensive. The introduction of new solutions by our competitors, the market acceptance of competitive solutions based on new or alternative technologies or the emergence of new industry practices could render our solutions less competitive.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in Asia, which may experience corruption. Our activities in Asia create the risk of unauthorized payments or offers of payments by one of the employees, consultants or agents of our company, because these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

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our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

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changes in financial estimates by us or by any securities analysts who might cover our stock;

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speculation about our business in the press or the investment community;

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significant developments relating to our relationships with our customers or suppliers;

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stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;

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customer demand for our business solutions;

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investor perceptions of our industry in general and our Company in particular;

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the operating and stock performance of comparable companies;

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general economic conditions and trends;

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announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

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changes in accounting standards, policies, guidance, interpretation or principles;

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loss of external funding sources;

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sales of our common stock, including sales by our directors, officers or significant stockholders; and

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addition or departure of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in our common stock.

Our common stock is quoted on the over-the-counter electronic quotation system maintained by the OTC Markets which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQX, an over-the-counter electronic quotation system maintained by the OTC Markets. The OTCQX is more limited than a trading market such as the New York Stock Exchange or NASDAQ. The OTCQX is a less visible market for the trading of our common stock by existing and potential stockholders, and so trading of our common stock on the OTCQX could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, develop and exploit existing and new products and to expand into new markets. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by RedDiamond. However, we will receive proceeds from the sale of Capital Call Shares to RedDiamond. We will use these proceeds for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company.

We will pay for expenses of this offering, except that RedDiamond will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

DILUTION

The sale of our Common Stock to RedDiamond in accordance with the Equity Agreement dated Decemer 7, 2018 will have a dilutive impact on our stockholders. As a result, our net loss per share could increase in future periods and the market price of our Common Stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our Common Stock we will have to issue to RedDiamond pursuant to the Equity Agreement. If our stock price decreases during the pricing period, then our existing stockholders would experience greater dilution.

Equity Agreement with RedDiamond Partners LLC

On December 7, 2018, we entered into an Equity Agreement with RedDiamond. Pursuant to the terms of the Equity Agreement, RedDiamond, an institutional investor, committed to purchase $5,000,000 of our Common Stock until the one year anniversary of the date of effective date of this prospectus or until $5,000,000 of Capital Call Shares have been sold to RedDiamond. We may deliver a Purchase Notice to RedDiamond which states the number of shares of Common Stock that we intend to sell to RedDiamond on a date specified in such notice; provided, that (1) a Purchase Notice may be delivered not more frequently than weekly during the commitment period, and shall be delivered on the first business day of each week, and (2) the amount of Purchase Notice Shares shall be not more than twenty percent (20%) of the aggregate trading volume of the Common Stock during the five (5) Trading Days preceding the  date of the Purchase Notice. The purchase price per share to be paid by RedDiamond will be the lower of (i) 85% of the lowest dollar volume-weighted average price for our Common Stock on the principal securities exchange or securities market on which such security is then traded, currently the OTC Market, or VWAP, for each of the five (5) trading days preceding and including the date on which RedDiamond receives the Purchase Notice Shares as DWAC Shares in its brokerage account, or the Clearing Date, or (ii) 90% of the average of the two (2) lowest VWAPS for the five (5) days after the Clearing Date.

The number of shares of Common Stock subject to any Purchase Notice, plus any shares of Common Stock then owned by the Investor, shall not exceed the Beneficial Ownership Limitation of 4.99% outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to a Purchase Notice.

In connection with the Equity Agreement with RedDiamond, we also entered into a registration rights agreement with RedDiamond, pursuant to which we agreed to use our best efforts to file with the Securities and Exchange Commission a registration statement, covering the resale of 7,000,000 shares of our Common Stock underlying the Equity Agreement with RedDiamond.

The 7,000,000 shares being offered pursuant to this Prospectus represent approximately 16% of the shares issued and outstanding, assuming that RedDiamonds will sell all of the shares offered for sale; provided, however, that RedDiamond has agreed to refrain from holding a number of shares that would result in RedDiamond owning more than 4.99% of the then-outstanding shares of our Common Stock at any one time.

The Equity Agreement with RedDiamond is non-transferable and any benefits attached thereto may not be assigned.

At an assumed purchase price of $0.85 (equal to 85% of the closing price of our Common Stock of $1.01 on December 6, 2018), we will receive a maximum of $5,000,000 in net proceeds, assuming the sale of up to  7,000,000 shares of our Common Stock pursuant to the Equity Agreement with RedDiamond.

There are substantial risks to investors as a result of the issuance of shares of our Common Stock under the Equity Agreement with RedDiamond. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Existing stockholders of our Common Stock in the offering will experience an immediate increase in the net tangible book value per share of our Common Stock. Our net tangible book value as of September 30, 2018, was $3,902,366, or $9.43 per share of our Common Stock (based upon 36,816,109 shares of our Common Stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock. Increase per share equals the difference between the amount per share paid by purchasers of shares of Common Stock in the rights offering and the net tangible book value per share of our Common Stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 7,000,000 shares and an assumed purchase price of $0.85 (equal to 85% of the closing price of our Common Stock of $1.01 on December 6, 2018) and the application of the estimated $5,000,000 of net proceeds from the offering and 5,882,353 shares sold, our pro forma net tangible book value as of September 30, 2018, would be approximately $8,902,366 or $1.51 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $7.92 per share.

We intend to sell RedDiamond periodically our Common Stock under the Equity Agreement and RedDiamond will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of Common Shares to RedDiamond to raise the same amount of funds, as our stock price declines.

The proceeds received from any Capital Call Shares issued to RedDiamond under the Equity Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith deem to be in the best interest of the Company.

Our ability to draw down any amounts under the Equity Agreement with RedDiamond is subject to a number of conditions, and there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the Equity Agreement with RedDiamond.

SELLING SECURITY HOLDERS

This Prospectus relates to the resale of up to 7,000,000 shares of the Common Shares, issuable to RedDiamond, a Selling Stockholder, pursuant to our right to sell Capital Call Shares to RedDiamond under an Equity Agreement, dated December 7, 2018. The Equity Agreement permits us to sell five million dollars ($5,000,000) in shares of our Common Stock to RedDiamond.

RedDiamond may offer and sell, from time to time, any or all of shares of our Common Stock to be sold to RedDiamond under the Equity Agreement dated Decemer 7, 2018.

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by RedDiamond as of December 7, 2018 and the number of shares of our Common Stock being offered pursuant to this Prospectus. We believe that RedDiamond has sole voting and investment powers over its shares.

Because RedDiamond may offer and sell all or only some portion of the 7,000,000 shares of our Common Stock being offered pursuant to this Prospectus, the numbers in the table below representing the amount and percentage of these shares of our Common Stock that will be held by RedDiamond upon termination of the offering are only estimates based on the assumption that RedDiamond will sell all of its shares of our Common Stock being offered in the offering.

Neither RedDiamond, nor any of its officers, directors, members or equity holders, has had any position or office, or other material relationship with us or any of our affiliates over the past three years.  The Company previously sold RedDiamond an aggregate of 102,689 shares of its Common Stock on May 8, 2018, for an aggregate purchase price of $425,000, pursuant to a Securities Purchase Agreement between the Company and RedDiamond.  Additional shares may be purchased thereby up to the maximum amount of an additional 203,800 shares of Common Stock of the Company, at a per share price of $4.50.   The Company further sold to RedDiamond 38,889 shares of Company common stock for $175,000 on November 16, 2018, pursuant to the same purchase agreement.  The shares purchased thereby were subject to a voluntary redemption by the Company until August 2018 (which was not exercised) and are now subject to mandatory redemption by the Company, in six (6) equal monthly traunches, beginning November 2018, at a per share price of $5.88 per share.  The redemption may also be paid in shares of Common Stock in an amount equivalent, given the proceeds generated in the sale thereof, to the cash redemption amount.

To our knowledge, RedDiamond is not a broker-dealer or an affiliate of a broker-dealer. We may require RedDiamond to suspend the sales of the shares of our Common Stock being offered pursuant to this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)
RedDiamond Partners LLC(3)(4)	78,614	7,000,000	78,614	<1% *

* Less than 1%

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) We have assumed that RedDiamond will sell all of the shares being offered in this offering.

(3) Neil Rock has the voting and dispositive power over the shares owned by RedDiamond Partners LLC.

(4) As of December 7, 2018, RedDiamond held no shares of our Common Stock pursuant to the Equity Agreement, but held 78,614 shares of our Common Stock pursuant to a May 8, 2018 Securities Purchase Agreement between the Company and RedDiamond, and have entered into an agreement as of December 7, 2018, to acquire an additional approximate 76,817 shares for payments due in December 2018 and January 2019 under the Securities Purchase Agreement, for a total of 232,248 shares.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of up to 7,000,000 shares of the Common Shares, issuable to RedDiamond, the Selling Stockholder pursuant to our right to sell Capital Call Shares to RedDiamond under an Equity Agreement, dated December 7, 2018, that we entered into with RedDiamond. The Equity Agreement permits us to sell up to five million dollars ($5,000,000) in shares of our Common Stock to RedDiamond until the one year anniversary of the date of effective date of this prospectus or until $5,000,000 of Capital Call Shares have been called.

We may direct RedDiamond, by delivery to RedDiamond of a Purchase Notice from time to time, to purchase Purchase Notice Shares; provided, that (1) a Purchase Notice may be delivered not more frequently than weekly during the period beginning on the date of effective date of this prospectus and ending on the one year anniversary thereof, or until $5,000,000 of Capital Call Shares have been called, and (2) the amount of Purchase Notice Shares shall be not more than twenty percent (20%) of the aggregate trading volume of the Common Stock during the five (5) Trading Days preceding the date of the Purchase Notice, and subject to beneficial ownership limitations set forth in the Equity Agreement.  The purchase price per share to be paid by RedDiamond will be the lower of (i) 85% of the lowest dollar volume-weighted average price for our Common Stock on the principal securities exchange or securities market on which such security is then traded, currently the OTC Market, or VWAP, occurring during  the five (5) trading days preceding and including the date on which RedDiamond receives the Purchase Notice Shares as DWAC Shares in its brokerage account, or the Clearing Date, or (ii) 90% of the average of the two (2) lowest VWAPs for the five (5) days after the Clearing Date.

The Equity Agreement with RedDiamond is non-transferable.

At an assumed purchase price under the Equity Agreement of $0.85 (equal to 85% of the volume-weighted average price for our Common Stock as of $1.01 on December 6, 2018), we will receive $5,000,000 in net proceeds, assuming the sale of up to 7,000,000 shares of our Common Stock pursuant to the Equity Agreement with RedDiamond. At an assumed purchase price of $0.85 (equal to 85% of the volume-weighted average price for our Common Stock as of $1.01 on December 6, 2018), under the Equity Agreement, we would not be required to register additional shares to obtain the balance of $5,000,000 under the Equity Agreement, and in fact would sell approximately 5,882,000 of the shares registered hereby. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Equity Agreement.

The Selling Shareholders may, from time to time sell any or all of their shares of Common Stock on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
●	facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

RedDiamond has agreed to a no-shorting clause in the Equity Agreement, which generally prohibits RedDiamond from engaging in any short sales of our Common Stock during the term of the Equity Agreement. Nevertheless, we do anticipate that RedDiamond will sell the shares it acquires with respect to each Purchase Notice during the period of time occurring shortly after the delivery of such shares.

RedDiamond has also agreed that it will not offer or sell in a public brokered transaction any of our securities on any trading day in an amount greater than 20% of the average daily trading volume for the previous five (5) trading days, other than in private transactions, as bona fide gifts or transfers by will or intestacy, or in certain other limited circumstances.  RedDiamond is also subject to a “Beneficial Ownership Limitation” of 4.99% of the number of shares of the Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to a Purchase Notice.

If the Company terminates the Purchase Agreement, other than in the event of a material breach by RedDiamond, prior to the purchase of at least $3,000,000 of the Commitment Amount, then the Company must pay to RedDiamond as liquidated damages and compensation for the costs of being prepared to make funds available and make purchases hereunder, an amount equal to twelve and one-half percent (12.5%) of the remaining amount of the Commitment Amount not purchased.

RedDiamond may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus.

Broker-dealers engaged by RedDiamond may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from RedDiamond (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

RedDiamond is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

RedDiamond will be subject to the Prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, RedDiamond will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the Common Stock by RedDiamond or any other person. We will make copies of this Prospectus available to RedDiamond and will inform it of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue 250,000,000 shares of Common Stock, at a par value $0.0001 per share.  The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore.  In the event we have liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.  Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

STOCK TRANSFER AGENT

We have engaged Nevada Agency and Trust Company as our stock transfer agent.  Nevada Agency and Trust Company is located at 50 West Liberty Street, Reno, Nevada 89501. Phone: (775) 332-0626.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Scott C. Kline., Esq., 15615 Alton Pkwy, Ste. 450, Irvine CA 92618, will pass on the validity of the Common Stock being offered pursuant to this Registration Statement.

The audited financial statements for the years ended December 31, 2017 and 2016 included in this Prospectus and the Registration Statement have been audited by Centurion ZD CPA Ltd., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

This Prospectus contains “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made.

Throughout this Prospectus references to “we”, “our”, “us”, “Weyland Tech, Inc.”, “the Company”, and similar terms refer to Weyland Tech, Inc. and its wholly owned subsidiaries.

Corporate Background

The Company incorporated in Delaware on November 16, 2004, as Cdoor Corp.  The Company changed its name to Sinobiomed Inc. on March 1, 2007.  The Company’s common stock was quoted under the symbol “SOBM,” effective as of March 2, 2007.  On June 6, 2011, the Company changed its name to Sitoa Global Inc. , and the  common stock was quoted under the symbol “STOA,” effective as of June 8, 2011.  On August 2, 2011, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State (i) to change the name of the Company from “Sinobiomed Inc.” to “Sitoa Global Inc.” and (ii) to effect a 1-for-20 reverse stock split of the Company’s outstanding common stock.  Approximately December 17, 2011, the Company effected a change of its name to “Seratosa Inc.” and a 1-for-10,000 reverse split of the Company’s outstanding common stock.  On September 1, 2015, the Company changed its name from "Seratosa, Inc." to “Weyland Tech, Inc.” and reduced its authorized capital to 250,000,000 shares.  (Please see the Company’s Form 8-K filed with the Commission on September 2, 2015; see Exhibit AA).

DESCRIPTION OF BUSINESS

Overview

Weyland Tech’s CreateApp platform, offered as a Platform as a Service (“PaaS”), enables small-medium-sized businesses ("SMB") to create a mobile application ("app") without the need of technical knowledge, high investment or background in IT.  At present, the Company does not charge for use of the PaaS platform. The Company recognizes revenue on a pay to use subscription basis when our customers use our platform.

We believe that SMB can increase sales, reach more customers and promote their products and services via a simple easy to build mobile app at an affordable price and in a cost-effective manner.

Our corporate headquarters are located at 85 Broad Street, 16-079 New York, NY 10004.  Although we maintain a website at www.weyland-tech.com, we do not intend the information available on our website be incorporated into this filing.

Our History

On April 8, 2017, the Company entered into that certain Amended and Restated Software License Agreement by and between the Company and Technopreneur’s Resource Centre Private Limited (the “Amended License Agreement”) and that certain Amended and Restated Sale and Purchase Agreement by and among the Company, Eddie Foong Wai Keong, Zhao Yongxin and Brent Suen (the “Amended Purchase Agreement”).  The Amended Licensing Agreement continues and amends and restates Weyland Tech’s exclusive use of the ‘CreateApp Platform’ together with any instances or variations to it and all current and future revenues and income that are a result of sales, licensing and sub-licensing agreements for an initial ten-year term, which is extendable at the Company’s option for two consecutive five year periods, for a total of twenty years.  The Amended Purchase Agreement provides for the purchase of a controlling interest in Technopreneur’s Resource Centre Private Limited by the Company.  The Amended License Agreement and Amended Purchase Agreement amends and restates the rights of the parties with respect to the (i) that certain MOU dated May 2015, and the subsequent Sale and Purchase Agreement (the “Original Purchase Agreement”), and (ii) the global license agreement relating to the ‘CreateApp Platform’ (the “Global License Agreement”).

In September 2015, we completed the acquisition of rights to Technopreneur’s Resource Centre Private Limited’s ‘CreateApp Platform’ through the Original Licensing Agreement.  Our exclusive license through the Original License Agreement has been described in our prior filings, including most recently our Annual Report on Form 10-K for the period ended December 31, 2016, filed with the SEC on March 31, 2017, as our “Global Exclusive Licensing Agreement”.  The Amended License Agreement clarifies certain terms of our original agreement and extends the term of the license.

The original Sales and Purchase Agreement, dated May 28, 2015, was subsequently rescinded and pursuant to that rescission certain shares originally issued were canceled. The Amended Purchase Agreement reduces the amount of ownership of Technopreneur’s Resource Centre Private Limited acquired to 55%, rather than 100% in order to reduce the risks related to certain operating liabilities of Technopreneur’s Resource Centre Private Limited discovered during due diligence. At December 31, 2017, this Sales and Purchase Agreement has not been completed.

The above descriptions of the Amended Sale and Purchase Agreement and Amended Licensing Agreement are qualified in their entirety by reference to the forms of such documents attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K.

On April 27, 2017 the Company announced that initial subscriptions and revenues from its South East Asian cooperation partner, MOCAAPP. Marketing and development of additional applications -- http://www.mocaapp.com/ -- continues in the Philippines through the Company's white label channel distribution.

According to the Department of Trade and Industry, the Philippines is home to nearly 90,000 Small and Medium businesses ("SMB") and ~900,000 MSMBs (Micro-Small-Medium-sized-Business) overall.

http://ctt.marketwire.com/?release=11G137142-001&id=11596615&type=0&url=http%3a%2f%2fwww.dti.gov.ph%2fbusinesses%2fmsmes%2fmsme-resources%2fmsme-statistics

Weyland believes that a substantial number of these businesses will ultimately choose to expand their reach through mobile commerce (m-commerce), which has been the case in the US, Europe, and North Asia.

http://ctt.marketwire.com/?release=11G137142-001&id=11596618&type=0&url=http%3a%2f%2fwww.businessinsider.com%2fmobile-commerce-shopping-trends-stats-2016-10

Concurrently, MOCAAPP indicated initial marketing and trade show efforts have begun in Vietnam. The Company believes the expansion of m-commerce in South East Asia is in the early stages and is working with their channel distributors to become the mobile on-ramp for e-commerce in the region.

http://ctt.marketwire.com/?release=11G137142-001&id=11596624&type=0&url=https%3a%2f%2fwww.jwtintelligence.com%2f2016%2f08%2fsoutheast-asias-m-commerce-revolution%2f

On May 1, 2017, the Company signed a definitive Share Purchase Agreement with Escape Pixel, a provider of Web Development, Mobile Development, & Digital Customized Solutions, based in Singapore and Yangon Myanmar. The terms of the agreement are confidential. Following the closing of the transaction, Escape Pixel will become a wholly-owned subsidiary of the Company.  At December 31, 2017, this Share Purchase Agreement has not been completed.

On May 1, 2017, the Company signed a software development agreement with Faith United Technology LTD, a Hong Kong based software developer. Weyland Tech and Faith United are collaborating on Online-to-Offline (“O2O”) applications initially targeting the food service industry. Weyland Tech believes O2O solutions allow merchants to reach online buyers that are not directly served by Third Party Logistics providers (“3PL”) but can reach more centralized physical locations for pick-up.

On July 20, 2017, the Company entered into an advisory agreement with TMC Prime Pte. Ltd (TMC) for the sourcing of strategic investments into the company by Southeast Asian technology companies and high net worth individuals with experience investing in technology companies TMC will commit to fund up to $10 million USD over a period of one year via direct investments.

The principals of TMC are former founders and executives of regionally based systems integrators, cloud services and mobile telephony companies.

On Jul 24, 2017 the Company announced that the Company's distribution partner in Indonesia, OAP ("OAP"), has signed an agreement to provide a stored-value 'top-up' application aimed at the 120 million adults living without access to traditional banking facilities. The application is designed to be offered via major telecommunications providers in Indonesia.

OAP has initiated a pilot program to 20 communities in Indonesia. Upon success of the pilot, OAP will offer the community application to the other 500,000 communities throughout Indonesia.

In Indonesia, the unbanked population, or people who do not have bank accounts, is still very large. The Financial Inclusion Index (Global FIndex) for 2014 shows that only 36 percent of adults in Indonesia have bank accounts, which means there are approximately 120 million adults categorized as unbanked. A Top-Up application enables unbanked smartphone users to purchase goods and services via their phones (e-commerce/m-commerce).

Indonesia, the fourth most populous country in the world, has seen explosive mobile phone growth alongside a burgeoning e-commerce industry segment. A smartphone boom has been fueling Indonesia's e-commerce growth. The e-commerce industry in Indonesia has grown from $12 billion in 2014 to $18 billion last year and is forecasted to touch $130 billion by 2020 as per Indonesian tech ministry spokesman, Ismail Cawidu.

On August 11, 2017, the Company applied for uplisting to the OTC Markets Group’s ‘OTCQX Marketplace’ which is a higher tier market for publicly traded companies.

On Aug 29, 2017 the Company announced that its exclusive eurozone partner, Augicom S.A., has entered into a partnership with Orange Pro. As part of this agreement, Weyland Tech's CreateApp will be made available to Orange Pro clients via "la Carte Pro" program or 'Pro Card' in English.

The "Pro Card" program of Orange is a loyalty program for independent professionals and SMBs. It is believed that initial sales will begin the fourth quarter of 2017 or first quarter of 2018. Orange Pro operates under the business umbrella of Orange S.A., formerly France Télécom S.A., is a French multinational telecommunications corporation. It has 256 million customers worldwide and employs 95,000 people in France, and 59,000 elsewhere. In 2015, the group had revenues of EUR 40 billion.

Additionally, the Company has begun exploratory discussions with an eSports video aggregation operator regarding a potential partnership and the building of an online betting app for the eSports industry. Due to the high growth of the eSports sector, we anticipate that the app would be marketed worldwide and find exposure through JV's with entities such as casinos and other gambling avenues.

On April 2, 2013, the SEC issued a Report of Investigation in which it announced that the Commission had determined not to pursue an enforcement action against Netflix, Inc. for alleged violations of Regulation Fair Disclosure, Section 13(a) of the Securities Exchange Act and Rules 13a-11 and 13a-15 thereunder, relating to the disclosure of material information selectively over social media. This report makes clear that “companies can use social media outlets like Facebook and Twitter to announce key information in compliance with Regulation Fair Disclosure (Regulation FD), so long as investors have been alerted about which social media will be used to disseminate such information.” Weyland Tech, Inc (Weyland Tech) is filing this 8k pursuant to that report to provide such information.

The SEC’s Report of Investigation provided guidance to issuers such as Weyland Tech regarding the use of social media to disclose material non-public information. In this regard, investors and others should note that we announce material financial information to our investors using our investor relations website (http://www.weyland-tech.com/), SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our subscribers and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, in light of the SEC’s guidance, we encourage investors, the media, and others interested in our company to review the information we post on the U.S. social media channels listed below. This list may be updated from time to time on Weyland Tech’s investor relations website.

Weyland Tech Facebook Page (https://www.facebook.com/weylandtech)

Weyland Tech Twitter Feed (https://twitter.com/weylandtechinc)

Weyland Tech LinkedIn Page (https://linkedin.com/company/weylandtech)

Brent Suen, CEO Public Facebook Page (https://www.facebook.com/BrentSuenWEYL)

Brent Suen, CEO Public Twitter Feed (https://www.twitter.com/BrentSuenWEYL

On Sept. 12, 2017 OTC Markets Group Inc., operator of financial markets for 10,000 U.S. and global securities, announced the Company had qualified to trade on the OTCQX® Best Market.  The Company began trading September 12, 2017 on OTCQX under the symbol "WEYL."  U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com. The Company was sponsored for OTCQX by Joseph Gunnar & Co., LLC, a qualified third-party firm responsible for providing guidance on OTCQX requirements and recommending membership.

On Sep 26, 2017 announced that it has named Mr. Ghassan R. Saade as a strategic advisor for Weyland's expansion into the Middle East & Africa ("MEA").

On Oct 17, 2017 the Company announced that its food services pilot program has launched.  In the pilot, announced in May, the Company is collaborating on developing Online-to-Offline ("O2O") applications initially targeting the food service industry.

With this pilot program and the platform developed with Faith United, the Company will begin to address one of the O2O opportunities in the region. The trial will involve ordering and fulfillment of frozen foods to food distributors in Hong Kong. Following the trial, Weyland plans to extend the platform to B2C by approaching restaurants, factory kitchens and foodstuff manufacturers to expand their reach to individual and business consumers.

On Oct 19, 2017 the Company announced the addition of Mr. John Lee to its board of strategic advisors.

Mr. Lee is joining Weyland as a strategic advisor on eSports initiatives. Mr. Lee currently serves as CEO and Co-founder of kek eSports, an Asia based company with backing from globally recognized game investors including

Initial Capital and Bitkraft Ventures. In addition to his role at kek eSports, he currently serves as Strategic Advisor and Honorary Chairman in Asia for ESL, the world's largest eSports league. Mr. Lee previously served as the Chief Strategy Officer at GigaMedia, which was an early leader in the competitive gaming and eSports Asia market with select Asia market rights for titles such as Counter Strike Online, FIFA Online, Freestyle Basketball and Starcraft II. Earlier in his career, he was a senior associate at Softbank Venture Capital and an associate consultant at McKinsey & Company.

On Oct 31, 2017 the Company announced that it has entered into a memorandum of understanding ("MOU") with partner iAXCESS ("iAXCESS").

iAXCESS intends to utilize the Weyland Tech CreateApp platform for iAXCESS's m-Commerce app and will also provide the CreateApp platform on a white-label basis, as a branded app, to other industries in the MENA Region. This MOU lays the groundwork for the relationship by establishing the preliminary structural terms of the venture. The Company will provide additional details to fully memorialize an agreement.

On Nov 2, 2017 the Company announced that it is targeting the digital payments marketplace with a mobile wallet platform.

The Company's mobile wallet will be called AtozPay, which means "complete" pay in local languages and will be branded as AtoZ Pay in the Company's other markets as deployed. The Company is bringing on a team experienced in mobile wallet development to build the platform.

On Nov 7, 2017 the Company announced updates on the progress of its mobile wallet initiative first discussed on November 2, 2017.

The Company has secured the services of a complete team in Jakarta that includes developers, marketing and sales, sales support and a general manager with 22 years of experience in tech project management to build the AtozPay team.  Before agreeing to build AtozPay, the group based out of Jakarta, developed a complete mobile payments solution over the course of 14 months and ultimately advanced to $100 million in top line revenue.

On Nov 9, 2017 the Company announced that its joint venture discussions with FuntaseSports Entertainment ("Funtase"), a leading provider of eSports content and fantasy sports games in South Korea, are making significant progress and the companies have reached terms for cooperation.

The Company and Funtase are also exploring near term opportunities for deploying Funtase's platform to the Company's CreateApp users as a 'white-label' app that enables daily fantasy sports for a new, younger eSports audience on a gamified platform that will differ radically from the current draft fantasy sport market offerings.

Funtase provides gamified daily fantasy draft games for the mobile and PC platforms in the Asia market based around several of the world's leading eSports titles. Funtase and Weyland are also in discussions to provide their offerings for the non-Asia international markets.

On Nov 28, 2017 the Company announced that it has signed a new reseller agreement with HandsOn Systems.

On Dec. 12, 2017 the Company announced that its upcoming mobile wallet AtozPay has entered beta testing stage.

While the AtozPay team has focused on app development, management has been working diligently to lay the corporate infrastructure to begin formal operations.

On Dec. 22, 2017 the Company announced that it has entered into a memorandum of understanding (“MOU”) with DDBill Payment Co., LTD, the operators of China’s fourth largest payments gateway Dinpay (www.dinpay.com, English: us.dinpay.com).

Under the terms of the MOU, DDBill will assist Weyland in scaling its digital payments and wallet platforms and provide access to DDBill’s Dinpay China payments gateway.

On December 28, 2017 the Company announced that it has entered into a memorandum of understanding with TKS Ventures (dba Tokes Platform) to bring blockchain technology to Weyland’s platforms.

Under the terms of the memorandum, TKS and Weyland’s final agreement will support the purposes of:

(1) Applying and utilizing blockchain technology for payment and banking layer solutions in the unbanked demographic prevalent in Weyland's SE Asia markets;

(2) Jointly developing logistics and fulfillment solutions via the blockchain that allows for more secure tracking, compliance of transactions along the supply chain in various industries;

(3) Combining WEYL's current mobile marketplace solutions which include e-wallet and other fiat currency-based payment services with TKS’s Merchant Gateway services facilitating a two-way conversion of paper currency in jurisdictions where that is allowed; and

(4) Expanding the use of the TKS cryptocurrency into various non-cannabis industry applications by virtue of Weyland's other payment solutions.

Our Strategy

Although Weyland Tech's CreateApp platform originally focused on the Pan-Asia markets—the platform is provided in twelve, predominantly Asian, languages—we have partners that work with us to develop the EU and North American markets.

The CreateApp platform enables SMB to create a mobile application ("app") without the need of technical knowledge, high investment or background in IT.

We believe that through our app, SMB can increase sales, reach more customers and promote their products and services via a simple easy to build mobile app at an affordable price and in a cost-effective manner.

Weyland Tech currently offers the CreateApp platform directly, as a Platform as a Service (“PaaS”) in the following key markets:

Singapore: www.createappsingapore.com

India (Jaipur): www.aapkiapp.in

US/Canada: www.createappamericas.com

Weyland Tech currently offers a DIY App builder through a 'white label' platform, also under a PaaS model, with the apps developed generating revenue in the following markets, primarily via cooperation agreements that were structured in late 2015, 2016 and 2017:

•

EU, via a Strategic Cooperation with Augicom S.A. (www.augicom.ch)

•

Malaysia, via a Cooperation Agreement with Silver Ridge Tangerine Sdn Bhd (www.silverridge.com.my)

•

Hong Kong and South China via a Cooperation Agreement with Info Zone Development Ltd.

•

Indonesia, via a Cooperation Agreement with DPEX Worldwide (www.dpex.com)

•

North America, via a Cooperation Agreement with Aurum Digital Inc. (www.createappamericas.com)

•

Thailand via a Cooperation Agreement with BGT Corporation Public Company Limited (http://www.bgtech.co.th/)

•

The Philippines via a Cooperation Agreement with MocaApp  (www.mocaapp.com)

•

France via a Cooperation Agreement with Orange Pro (https://pro.orange.fr/)

For the territories licensed to our distributors and on a white label basis, we derive royalty income from the end user use of our platform.

SMB

The Company believes that these agreements will create a large enough addressable market opportunity to generate sales and profits in a scalable manner, grow the Company's business and enhance shareholder value.

Given the nature of DIY mobile apps ("apps"), and the primary target market of SMB, a typical go-to-market strategy would have a direct sales force or resellers approach SMB directly to drive our revenue.

Over the past two years, the Company has evolved our Platform as a service model with three distinct market paths to drive recurring revenue business model.

A)  Cooperation agreements in countries/regions where our partners are responsible for targeting SMB either through an installed base of customers or groups of Direct Sellers with a sales force encompassing SMB as end customers.

B)  Enterprise Solutions where large retailers (hypermarket chains, mall owners, brand owners with company-owned and franchise stores) adopt a 'Master App' on a white-label basis, hosted at a 3rd party regional Hosting or Data Center facility.

C) Digital Wallet or e-Wallet: a digital financial services business, a distinguishing characteristic of Greater South East Asia (“GSEA”) compared to the United States is the substantially lower percentage of the population with bank accounts, credit cards, or debit cards. This creates the need for alternative payment methods, specifically e-wallets. GSEA is poised for its own payments transformation in much the same way that China has shifted to online payments, according to IDC. Online payments in GSEA is divided into four broad payment modes: e-wallets, such as our AtoZPay platform, credit cards, debit cards and online banking. Of these, the e-wallet mode is expected to grow the fastest over the next five years, according to IDC. Drivers for GSEA’s e-wallet industry include the mismatch between internet penetration and banking penetration, which creates a structural opportunity for e-wallets; the increasing integration of e-wallets with use cases such as online games and e-commerce; and the opportunity to offer broader digital financial services using e-wallets as a foundation.

With the above strategy, we believe that the Company has been able to maintain a lower capital expenditure base due to the 'level-two' customer support vs. 'level-one' customer support, smaller sales and marketing teams, and the need to provide hosting services.

The Company’s CreateApp Platform operates as a Platform as a Service (“PaaS”) allowing users to develop their own applications supplying the infrastructure and IT services, which users can access anywhere via a web or desktop browser. The Company recognizes revenue on a pay to use subscription basis when our customers use our platform.

We do not compensate resellers and distributors, instead the end user pays the reseller/distributor directly as well as paying for our services, for which we or our reseller/distributor in licensed territories bill the end user separately.

Growth of the Mobile Apps Industry

We believe that there are a number of factors that are contributing to the continued growth of the mobile apps industry: (i) smartphone adoption continues to increase globally; (ii) lower purchase prices of smartphones for consumers; (iii) smartphone users are becoming increasingly comfortable with the process of searching for and conducting business on their phones; (iv) SMB are placing more emphasis on implementing a mobile app versus a mobile website to enable customers to gain a higher level of interaction and functionality; and (v) internet users in emerging markets use smartphones as their primary internet access device, having bypassed the desktop PC entirely.  We believe that the Company will be able to participate in the growth of the mobile apps industry by offering an affordable, easy to build and use platform.

Competition

Our business is rapidly evolving and highly competitive.  Our current and potential competitors include:

Each of the online game, e-commerce and e-wallet industries in GSEA is highly fragmented. We face competition in each of our lines of business in each market where we operate. Some of our competitors, particularly those based outside of GSEA, may have greater access to capital markets, more financial and other resources, and a longer operating history than we do.

Online Games

We compete on the basis of a number of factors, including user base, game portfolio, quality of user experience, brand awareness and reputation, relationships with game developers and access to distribution and payment channels. Our competitors primarily include companies with a presence in just one or a few markets in the region.

E-commerce

We face competition principally from regional players that operate across several markets in the region. We also face competition from single-market players in the region. We compete to attract, engage and retain buyers based on the variety and value of products and services listed on our marketplaces, overall user experience and convenience, online communication tools, integration with mobile and networking applications and tools, quality of mobile applications, and availability of payment settlement and logistics services. We also compete to attract and retain sellers based on the number and engagement of buyers, the effectiveness and value of the marketing services we offer, commission rates and the usefulness of the services we provide including data and analytics for potential buyer targeting, cloud computing services and the availability of support services including payment settlement and logistics services.

E-wallet Platforms

AtoZPay competes primarily with credit card and debit card service providers, banks with payment processing offerings, other offline payment options and other electronic payment system operators. AtoZPay competes with these companies primarily on the basis of transaction processing speed, convenience, network size, accessibility, reliability and price. We believe the combination of AtoZPay’s numerous physical service counters and the AtoZPay App is a significant competitive advantage because of the strong demand in GSEA for convenient forms of payment processing.

Our business is rapidly evolving and highly competitive.  Our current and potential competitors include: (1) Advertising companies, Web design firms and more recently, mobile app makers; (2) other DIY mobile app companies; (3) a number of indirect competitors, including media companies, web portals, comparison shopping websites, and web search engines, either directly or in collaboration with SMB; (4) companies that provide e-commerce services, including website/app development.; (5) companies that provide infrastructure web and mobile services. We believe that the principal competitive factors in our mobile apps business include ease of use, affordability and broad range of functionality.  Many of our current and potential competitors have greater resources, slightly longer histories, more customers, and greater brand recognition. They may adopt more aggressive pricing and devote more resources to technology, functionality and ease of use and marketing.  Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

Employees

The Company currently has seventeen full-time contracted personnel in Singapore, Myanmar, Hong Kong and Jaipur, India. Our software development partner in Jaipur has 200 developers on staff to assist with technical, customer support, integration and engineering tasks.

Description of Property

The Company’s current executive offices are located at, 85 Broad Street, 16-079, New York, NY 10004. The Company’s lease is currently $820 per month.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

The Company is currently a party to civil litigation in Singapore where a dispute has arisen between a shareholder and the Company in relation to the ownership of approximately 3,500,000 shares of the Company’s common stock.  The Company believes that there are unlikely to be any negative repercussions to the other shareholders.

In October 2018, the Company’s transfer agent, Nevada Agency and Transfer Company (“NATCO”) filed an interpleader action and turned over the share certificate of 3.5 million shares that is subject to the legal matter in Singapore, to the U.S. Federal Court in Reno, Nevada.

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY

The Company’s Common Stock currently only trades on the OTCQX operated by OTC Markets Inc. under the symbol “WEYL”.  The Company’s Common Stock commenced trading under this symbol on September 1, 2015, and previously traded under the symbol “STOA” from June 7, 2011 on the OTC Pink Sheets Market.

The following historical quotations obtained online at www.yahoo.com reflects the high and low bids for our Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Quarter Ended	High ($)	Low ($)
September 30, 2018	2.45	2.20
June 30, 2018	1.80	1.51
March 31, 2018	4.40	4.10
December 31, 2017	5.10	3.20
September 30, 2017	4.44	2.95
June 30, 2017	4.50	3.55

As of December 6, 2018, the Company’s Common Stock closed at a price of $1.01.

Dividends

We have never declared or paid a cash dividend. Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We have not adopted any compensatory or benefit plans.

FINANCIAL STATEMENTS

The financial statements of Weyland Tech, Inc. for the years ended December 31, 2017, and December 31, 2016, and related notes, included in this prospectus have been audited by Centurion ZD CPA Ltd. and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.  The financial statements as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017, have been prepared by management without audit.

WEYLAND TECH INC.
Condensed Consolidated Balance Sheets
	September 30	December 31
	2018	2017
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and Bank	$ 939,908	$ 1,056,399
Temporary Payment and prepayments	1,582,262	1,485,597
Amount due from Associate	2,409,638	-
Deposit and other receivables	19,001	1,773,334
Total current assets	4,950,809	4,315,330
Non-Current Assets
Software development cost	735,389	978,131
Trademark	3,625	4,000
Total Non-Current Assets	739,014	982,131
Total assets	5,689,823	5,297,461

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts Payables	18,000	18,000
Accrued expenses and other payable	291,428	257,508
Deposit received for share to be issued	-	1,771,028
Total current liabilities	309,428	2,046,536

Net Assets	5,380,395	3,250,925

STOCKHOLDERS' DEFICIT
Common stock, $0.0001 par value,
250,000,000 shares authorized,
Issued and outstanding 36,816,109 shares as of September 30, 2018 and 23,460,628 shares as of December 31, 2017	3,682	2,346
Additional paid-in capital	45,901,951	40,221,873

Accumulated deficit	(40,525,238)	(36,973,294)
Total stockholders' funds	5,380,395	3,250,925

Total liabilities and stockholders' equity	$ 5,689,823	$ 5,297,461

WEYLAND TECH INC.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Service Revenue	$ 8,436,412	$ 3,826,718	$ 17,275,098	$ 10,302,740
Cost of Service	1,033,470	3,291,891	2,116,229	8,387,399
Gross (Loss) Profit	7,402,942	534,827	15,158,869	1,915,341

Other income	-	3,741	-	23,625

Operating Expenses
General and administrative	1,026,039	552,824	2,569,828	1,031,719
Research and development	4,511,103	-	8,124,074	-
Sales and marketing	3,796,385	-	7,773,794	-
Depreciation &amortization	67,150	87,983	243,116	263,950
Total Operating Expenses	9,400,677	640,807	18,710,812	1,295,669

(Loss) Profit from Operations	(1,997,735)	(102,239)	(3,551,943)	643,297

Provision for income taxes	-	-	-	-
Net (Loss) Income	$ (1,997,735)	$ (102,239)	$ (3,551,943)	$ 643,297

Net (Loss) Income per common share - basic and fully diluted:	(0.0542)	(0.0044)	(0.1336)	0.0298

Weighted average number of basic and fully diluted common shares outstanding	36,829,834	23,216,421	26,577,942	21,599,824

WEYLAND TECH INC.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Cash flows from operations:
(Loss) Profit from continuing operations	$(3,551,943)	$643,297
Adjustment to reconcile net (loss) profit to net cash used in operating activities:
Depreciation expense/amortization development costs	243,116	263,950
Changes in operating assets and liabilities:
Amount due from Associates	(2,409,638)	-
Deposit and other receivables	1,754,333	(1,199,253)
Prepayments	(96,665)	(1,856,997)
Accounts payable	-	90,067
Accruals and other payables	33,920	217,719
Stock subscription payables	(1,771,028)	1,597,656
Net cash (used) in operations	(5,797,905)	(243,561)

Financing activities:
Proceeds from stock issuance	5,681,414	-

Net cash (used) by financing activities	(116,491)	(243,561)

Net (decrease) in cash	(116,491)	(243,562)

Balances per prior period balance sheet	1,056,399	1,003,924
Ending balances	$939,908	$ 760,363

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS DESCRIPTION

Weyland Tech is a global provider of mobile business applications. Its CreateApp platform offers a mobile presence to businesses in emerging markets, with partnerships on 3 continents and growing. This DIY mobile application platform, offered in 14 languages with over 35 integrated modules, enables small and medium sized businesses (“SMB’s”) to create native mobile applications (“apps”) for Apple’s iOS and Google Android without technical knowledge or background, empowering SMB’s to increase sales, reach more customers and promote their products and services in an easy, affordable and efficient manner.

In May 2018, the Company expanded its portfolio to fintech applications with the launch of its AtozPay mobile payments platform. The mobile wallet launched in Indonesia, the world’s 4th most populous country, Indonesia, and is experiencing rapid transaction growth on the platform.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Company in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

USE OF ESTIMATES

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates.

CERTAIN RISKS AND UNCERTAINTIES

The Company relies on cloud based hosting through a global accredited hosting provider. Management believes that alternate sources are available; however, disruption or termination of this relationship could adversely affect our operating results in the near-term.

SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by our chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

The Company is focused on mobile commerce enablement via our enhanced platform built in 2017, and offered on a Platform-as-a-Service (“PaaS”) basis, and the company’s e-wallet initiative.  We identify our reportable segments as those customer groups that represent more than 10% of our combined revenue or gross profit or loss of all reported operating segments.  We manage our business on the basis of the one reportable segment e-commerce solutions and service provider.  The accounting policies for segment reporting are the same as for the Company as a whole.  We do not segregate assets by segments since our chief operating decision maker, or decision making group, does not use assets as a basis to evaluate a segment’s performance.

IDENTIFIABLE INTANGIBLE ASSETS

Identifiable intangible assets are recorded at cost and are amortized over 3-10 years. Similar to tangible property and equipment, the Company periodically evaluates identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company classifies its long-lived assets into: (i) computer and office equipment; (ii) furniture and fixtures, (iii) leasehold improvements, and (iv) finite – lived intangible assets.

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. It is possible that these assets could become impaired as a result of technology, economy or other industry changes. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, relief from royalty income approach, quoted market values and third-party independent appraisals, as considered necessary.

The Company makes various assumptions and estimates regarding estimated future cash flows and other factors in determining the fair values of the respective assets. The assumptions and estimates used to determine future values and remaining useful lives of long-lived assets are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as the Company’s business strategy and its forecasts for specific market expansion.

ASSOCIATES

Associates are all entities over which the group has significant influence but not control or joint control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting, after initially being recognised at cost. The group’s investment in associates includes goodwill identified on acquisition. The group’s share of its associates’ post-acquisition profits or losses is recognised in profit or loss, and its share of post-acquisition other comprehensive income is recognised in other comprehensive income. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. Dividends receivable from associates are recognised as a reduction in the carrying amount of the investment. Where the group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured long-term receivables, the group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealised gains on transactions between the group and its associates are eliminated to the extent of the group’s interest in the associates. Unrealised losses are also eliminated, unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed, where necessary, to ensure consistency with the policies adopted by the group.

ACCOUNTS RECEIVABLE AND CONCENTRATION OF RISK

Accounts receivable, net is stated at the amount the Company expects to collect, or the net realizable value. The Company provides a provision for allowances that includes returns, allowances and doubtful accounts equal to the estimated uncollectible amounts. The Company estimates its provision for allowances based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the provision for allowances will change.

The Company’s CreateApp business effective 1 September 2015 is based on a nil accounts receivable balance as subscriptions are collected on a usage basis.

As of December 31, 2017, sales included a concentration from a major customer although accounts receivable had a nil balance.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent cash on hand, demand deposits, and other short-term highly liquid investments placed with banks, which have original maturities of nine months or less and are readily convertible to known amounts of cash.

EARNINGS PER SHARE

Basic (loss) earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share.

FASB Accounting Standard Codification Topic 260 (“ASC 260”), “Earnings Per Share,” requires that employee equity share options, non-vested shares and similar equity instruments granted to employees be treated as potential common shares in computing diluted earnings per share. Diluted earnings per share should be based on the actual number of options or shares granted and not yet forfeited, unless doing so would be anti-dilutive. The Company uses the “treasury stock” method for equity instruments granted in share-based payment transactions provided in ASC 260 to determine diluted earnings per share. Antidilutive securities represent potentially dilutive securities which are excluded from the computation of diluted earnings or loss per share as their impact was antidilutive.

REVENUE RECOGNITION

The Company’s CreateApp Platform operates as a Platform as a Service (“PaaS”) by providing the infrastructure allowing users to develop their own applications and IT services, which users can access anywhere via a web or desktop browser. The Company recognizes revenue on a pay-to-use subscription basis when our customers use our platform. For the territories licensed to our distributors and on a white label basis, we derive royalty income from the end user use of our platform on a white label basis.

The Company maintains the CreateApp software platform at its own cost. Any enhancements and minor customization for our resellers/distributors are not separately billed. Major new proprietary features are billed to the customer separately as development income while re-usable features are added to the features available to all customers on subsequent releases of our platform.

COST OF SERVICE

Cost of service results from 1) sales commissions to resellers 2) sourcing technical and engineering personnel in Asia on an hourly or project basis in order to customize multi-site SMB mobile apps and medium to large scale customized apps. 3) cloud based hosting services.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes” (“ASC 740”). Under this method, income tax expense is recognized as the amount of: (i) taxes payable or refundable for the current year and (ii) future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, the FASB has issued Accounting Standards Update (“ASU”) No. 2017-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. The new guidance makes targeted improvements to existing U.S. GAAP by: (1) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (2) Requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; (3) Eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and. (4) Requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In February 2017, the FASB issued ASU 2017-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2017-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2017-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. he Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In April 2017, the FASB released ASU 2017-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, EPS, and the statement of cash flows. Implementation and administration may present challenges for companies with significant share-based payment activities. The ASU is effective for public companies in annual periods beginning after December 15, 2017, and interim periods within those years. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In April 2017, FASB issued Accounting Standards Update No. 2017-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments clarify the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. Public entities should apply the amendments for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In May 2017, the FASB issued ASU No. 2017-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815); Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2017 EITF Meeting, which is rescinding certain SEC Staff Observer comments that are codified in Topic 605, Revenue Recognition, and Topic 932, Extractive Activities—Oil and Gas, effective upon adoption of Topic 606.  The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In May 2017, FASB issued ASU No. 2017-12—Revenue from Contracts with Customers (Topic 606); Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis.  The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In August 2017, the FASB issued ASU No. 2017-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In October 2017, the FASB issued ASU No. 2017-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In November 2017, the FASB issued ASU No. 2017-18, "Statement of Cash Flows: Restricted Cash". The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

NOTE 3 - INTANGIBLE ASSETS

As of September 30, 2018 and 2017, the company has the following amounts related to intangible assets:

	As of September 30,
	2018	2017
Software acquired	$1,764,330	$1,764,330
Other intangible assets	5,000	5,000
	1,769,330	1,769,330
Less: accumulated amortization	1,030,316	699,216
Net intangible assets	$739,014	$1,070,114

No significant residual value is estimated for these intangible assets. Amortization expense for nine months ended September 30, 2018 and 2017 totaled $243,116 and $263,950 respectively.

NOTE 4 – INVESTMENT IN ASSOCIATE

On April 23, 2018, the Company participated in the incorporation of a company in Indonesia ,PT Weyland Indonesia Perkasa (“WIP’), an Indonesian limited liability company of which the Company holds a 49% equity interest with the option to purchase an additional 31% equity interest at a later date.  The results of operations of WIP from April 23, 2018 to September 30, 2018, were not material and have not been included.

The following amounts are outstanding at September 30, 2018:

Deposits paid for new AtoZ Payment platform of WIP	$1,702,638
Amount due from WIP	707,000
2,409,638

NOTE 5 – ACCRUALS AND OTHER PAYABLE

Accruals and other payable consisted of the following:

	As of September 30,
	2018	2017
Accruals	$285,915	$379,742
Other payables	5,513	29,513
	$291,428	$409,255

NOTE 6 - STOCKHOLDERS’ EQUITY

Common Shares

As of September 30, 2018 and 2017, authorized common shares of the Company consists of 250,000,000 shares with par value of $0.0001 each.

Issuance of Common Stock

During the three months ended September 30, 2018, 5,373,333 shares with par value of $ 0.0001 per share were issued in connection with a funding raise from private individuals, consultancy services received including shares issued to Senior Management, Directors, Operational Staff, Legal Consultants, Strategy Advisors and Technology Consultants, shares with par value of $0.0001 per share.

NOTE 7 - INCOME TAXES

The Company and its subsidiaries file separate income tax returns.

The United States of America

Weyland Tech, Inc. is incorporated in the State of Delaware in the U.S., and is subject to a gradual U.S. federal corporate income tax of 21%. The Company generated taxable income for the year ended December 31, 2017 and 2016, and which is subject to U.S. federal corporate income tax rate of 21% and 34%, respectively.

Hong Kong

Weyland Tech Limited is incorporated in Hong Kong and Hong Kong’s profits tax rate is 16.5%. Weyland Tech Limited did not earn any income that was derived in Hong Kong for the nine months ended September 30, 2018 and years ended December 31, 2017 and 2016, and therefore, Weyland Tech Limited was not subject to Hong Kong profits tax.

The Company’s effective income tax rates were 21% and 34% for the years ended December 31, 2017 and 2016, respectively. Income tax mainly consists of foreign income tax at statutory rates and the effects of permanent and temporary differences.

	For the year ended December 31,
	2017	2016

U.S. statutory tax rate	21.0%	34.0%
Hong Kong profit tax rate	16.5%	16.5%
Foreign income not registered in the Hong Kong	(16.5%)	(16.5%)
Others	0.0%	0.0%
Effective tax rate	21.0%	34.0%

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating lease

The Company did not have any operating lease as of September 30, 2018.

Legal proceedings

The Company is currently a party to civil litigation in Singapore where a dispute has arisen between a shareholder and the Company in relation to the ownership of approximately 3,500,000 shares of the Company’s common stock. The Company believes that there are unlikely to be any negative repercussions to the other shareholders.

In October 2018, the Company’s transfer agent, Nevada Agency and Transfer Company (“NATCO”) filed an interpleader action and turned over the share certificate of 3.5 million shares that is subject to the legal matter in Singapore, to the U.S. Federal Court in Reno, Nevada.

NOTE 9 – SUBSEQUENT EVENTS

There were no events or transactions other than those disclosed in this report that would require recognition or disclosure in our consolidated financial statements for the nine months ended September 30, 2018.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward Looking Statements

This quarterly report on Form 10-Q and other reports that we file with the SEC contain statements that are considered forward-looking statements. Forward-looking statements give the Company’s current expectations, plans, objectives, assumptions or forecasts of future events.  All statements other than statements of current or historical fact contained in this quarterly report, including statements regarding the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” and similar expressions.  These statements are based on the Company’s current plans and are subject to risks and uncertainties, and as such the Company’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Any or all of the forward-looking statements in this periodic report may turn out to be inaccurate and as such, you should not place undue reliance on these forward-looking statements.  The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions due to a number of factors, including:

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dependence on key personnel;

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competitive factors;

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degree of success of research and development programs;

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the operation of our business; and

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general economic conditions in the ASEAN, Asia-Pacific Region and in the United States.

These forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this annual report.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to:

•

“Weyland” the “Company,” “we,” “us,” or “our,” are to the business of Weyland Tech Inc., a Delaware corporation;

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“SEC” are to the Securities and Exchange Commission;

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“Securities Act” are to the Securities Act of 1933, as amended;

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“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

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“U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

You should read the following plan of operation together with our financial statements and related notes appearing elsewhere in this quarterly report and the most recent Form 10-K and Form 10-Q.  This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions.  The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Overview

Weyland Tech’s CreateApp platform, offered as a Platform as a Service (“PaaS”), enables small-medium-sized businesses ("SMB") to create a mobile application ("app") without the need of technical knowledge, high investment or background in IT.  The Company recognizes revenue on a pay-to-use subscription basis when our customers use our platform.

In May 2018, the Company expanded its portfolio to fintech applications with the launch of the AtoZ Pay mobile payments platform. The mobile wallet launched in Indonesia, the world’s 4th most populous country, Indonesia, and is experiencing rapid transaction growth on the platform.

Our corporate headquarters are located at 85 Broad Street, 16-079 New York, NY 10004.  Although we maintain a website at www.weyland-tech.com, we do not intend the information available on our website be incorporated into this filing.

On Aug. 16, 2018 the Company’s board of directors approved a pro-rata distribution to the Company’s shareholders of 90% of the outstanding shares of the Company’s subsidiary, Weyland AtoZPay, Inc. (“WAI”), through which the Company holds its ownership interest in its eWallet business (the “Spin-Off”).

The Company’s shareholders of record as of the close of trading on October 12, 2018, the record date for the Spin-Off, will receive one share of common stock of WAI for every five shares of the Company’s common stock held as of the record date.

On August 20, 2018 The Company announced a strategic partnership between its eWallet business and PT. Finnet Indonesia (“Finnet”). Finnet http://www.finnet-indonesia.com/home/en, founded in 2005, is 60% owned by PT. Telekomunikasi Indonesia, the largest provider of telecom services in Indonesia, is currently the largest ‘fixed-line’ provider with over 10 million households and businesses as its clients.

The Company’s eWallet business, AtoZPay, and Finnet have entered into a strategic partnership with the following highlights:

Mobile phone ‘top-up’ at Alfamart, the largest convenience store chain in Indonesia, with 13,477 locations.

Finnet, via a partnership with 81 banks, has a network of 80,000 ATM machines within Indonesia, where AtoZPay users will be able to make bill payments on household and business utilities.

On September 6, 2018 the Company announced that its eWallet business, AtoZPay, has entered into additional agreements with the following companies in Indonesia enabling users of AtoZPay to pay for goods and services from said companies.

The partnerships include:

• Telkomsel – Indonesia’s largest telecom service provider https://www.telkomsel.com/en

• BRI Bank – one of the oldest banks in Indonesia, with US$62 billion in assets https://bri.co.id/en/home

• Bank Mandiri – one of the largest banks in Indonesia with over US$81 billion in assets https://www.bankmandiri.co.id/en/home

• Grab Taxi – the number one ride sharing and delivery service in Southeast Asia funded by HSBC, Toyota Motor Company, Paul Allen (Co-founder of Microsoft), Oppenheimer, Softbank and multiple other ‘tier-one’ investors. Grab is currently valued at US$9 billion https://www.grab.com/mm/en/

• Go-Jek – Indonesia’s largest motorcycle and scooter based taxi service, funded by Google, Tencent, Temasek, Sequoia Capital, KKR and and multiple other ‘tier-one’ investors. Go-Jek is currently valued at US$5 billion https://www.go-jek.com/

Business Outlook

Weyland Tech, Inc. is focused on mobile commerce enablement via our enhanced platform built in 2017 and offered on a Platform-as-a-Service (“PaaS”) basis, as well as the company’s AtoZPay e-wallet initiative.  Recent product launches with our strategic partners DPEX (Indonesia), BGT (Thailand), Augicom/Orange (France) are representative of the PaaS platform strategy and product offering.

As a result, the Company’s core product has evolved over the course of 2017 and 2018 to capitalize on the immediate opportunity for developing a larger network of valuable users and merchants by developing services that will enable the adoption of mobile commerce across Greater South East Asia. The platform enhancements have taken the Company’s technology from a standalone DIY app builder to an enhanced platform built to enable mobile commerce.

In 2018, Weyland is focusing on scaling this business model by continuing to develop and expand strategic partnerships that would increase the number of users and merchants available to users of the Company’s products on a Platform-as-a-Service (“PaaS”) basis. These efforts will expand on the success of recent product launches representative of the PaaS platform strategy and product offering with our strategic partners DPEX (Indonesia), BGT (Thailand), and Augicom/Orange (France). And after extensive discussions with our partners, management believes that supporting these initiatives through deeper engagement, interaction and co-marketing/sales will substantially benefit the Company in 2018 and beyond.

The Company is also pleased to report that its 2017 e-wallet initiative, AtozPay, is tracking to expectations since its launch, achieving strong customer traction with limited marketing expense. With the AtozPay e-wallet, the Company created a ‘consumer facing’ product offering that supports the PaaS strategy developed by the enhancements to the CreateApp platform and enables Weyland to drive higher monetization on those platforms by providing payments capabilities.

AtozPay exited the closed beta environment on May 23, 2018 and officially launched for business.

AtozPay is designed to be a robust, universal payment platform expanding its growth potential beyond the Company’s PaaS customers alone.

This effort is intended to boost shareholder value by creating a ‘stand-alone’ vehicle for the fast growing global e-money/e-wallet industry. Private and public transactions in the e-money/e-wallet industry in South East Asia are growing more frequent with valuations that would represent substantial value creation for existing shareholders.

It is the Company’s belief that either a trade sale or an IPO of the e-wallet business can be completed by the end of 2019.

Plan of Operations

Although Weyland Tech's CreateApp platform originally focused on the Pan-Asia markets—the platform is provided in fourteen, predominantly Asian languages—we have partners that work with us to develop the EU and North American markets.

The CreateApp platform enables SMB to create a mobile application ("app") without the need of technical knowledge, high investment or background in IT.

We believe that through apps created on our platform, SMBs can increase sales, reach more customers and promote their products and services via a simple easy to build mobile app at an affordable price and in a cost-effective manner.

Weyland Tech currently offers the CreateApp platform directly, as a Platform as a Service (“PaaS”) in the following key markets:

Singapore: www.createappsingapore.com

India (Jaipur): www.aapkiapp.in

Weyland Tech currently offers a DIY App builder through a 'white label' platform, also under a PaaS model, with the apps developed generating revenue in the following markets, primarily via cooperation agreements that were structured in late 2015, 2016 and 2017:

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EU, via a Strategic Cooperation with Augicom S.A. (www.augicom.ch) (https://createapp.pro/)

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Malaysia, via a Cooperation Agreement with Silver Ridge Tangerine Sdn Bhd (www.silverridge.com.my)

•

Hong Kong and South China via a Cooperation Agreement with Info Zone Development Ltd.

•

Indonesia, via a Cooperation Agreement with DPEX Worldwide (www.dpex.com)

•

Thailand via a Cooperation Agreement with BGT Corporation Public Company Limited (http://www.bgtech.co.th/)

•

The Philippines via a Cooperation Agreement with MocaApp  (www.mocaapp.com)

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France via a Cooperation Agreement with Orange Pro (https://pro.orange.fr/) (https://createapp.pro/)

For the territories licensed to our distributors and on a white label basis, we derive royalty income from the end user use of our platform.

The Company recognizes revenue on a pay-to-use subscription basis when our customers use our platform.  For the territories licensed to our distributors and on a white label basis, we derive royalty income from the end user use of our platform on a white label basis.

Version 3 of PaaS Enhancements

In Q3, 2018, the Company completed Version 3 of it’s PaaS platform with 42 major enhancements including E-Stores, UI/UX enhancements, Mobile Commerce enhancements and considerably easier to use promotional and marketing enhancements with comprehensive analytics to provide effectiveness metrics of promotional and marketing campaigns among many other features and modules.

Need for Additional Capital

To become profitable and competitive, and execute strategic transactions, we may have to raise additional capital.  If we are unable to raise additional equity capital to develop our business and continue earning revenues, we might have to suspend or cease operations and our investors may lose their investment.

We have no assurance that future financings will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operation

Service Revenue

Service Revenue was $17,275,098 and $10,302,740 for the nine months ended September 30, 2018 and 2017, respectively.  The increase is due to an aggressive promotional campaign with our white label partners combines platform enhancements released in Version 3 of the PaaS platform with an increased pricing plan. The majority of the functionality enhancements were driven by customer input and, with those, the new version’s functionality is experiencing greater customer traction even with a higher price point.

Cost of Service

Cost of Service was $2,116,229 and $8,387,399 for the nine months ended September 30, 2018 and 2017, respectively. The decrease reflects classification of certain Research and Development and Sales and Marketing expense previously included in Cost of Service.

Gross margin

Gross margin has increased to 87.7% from 18.6% as a result of the classification of certain Research and Development and Sales and Marketing expense previously included in Cost of Service.

Operating Expenses

General and administrative:  General and administrative expenses were $2,569,828 and $1,031,719 and for the nine months ended September 30, 2018 and 2017, respectively.  The increase was due to increased staff costs, travel, consultancy and professional costs from the increased level of business and our new digital wallet business AtoZ Pay.

Research and Development: Research and Development expense were $8,124,074 and $0 for the nine months ended September 30, 2018 and 2017, respectively. The increase reflects spending on website, e-commerce platform and mobile app development (powered by CreateApp & Magento), completion of the DPEX Enable dashboard as well as integrating various functionality including the AtoZ Pay payment facility into the CreateApp platform. Additionally, the company continued development of the company’s system support knowledge base and other internal systems.

Sales and Marketing: Sales and Marketing expenses were $7,773,794 and $0 for the nine months ended September 30, 2018 and 2017, respectively. The increase reflects expenditures on Market Development Funds, Commissions, Sales Performance Incentive Funds as well as non-reusable module development undertaken in efforts to win business all of which were previously classified as Cost of Sales.

Stock-based compensation

Stock-based compensation expenses for the nine months ended September 30, 2018 was $1,237,210 (2017: Nil)

Net (Loss) profit

The Company reports a net loss of ($3,551,943) for the nine months ended September 30, 2018 as compared to net profit $643,297 for the nine months ended September 30, 2017. The decrease in the net income is due to increase in research & development costs, legal and professional costs, travelling cost, consultancy fee, stock-based compensation and staff costs for the our CreateApp business and our digital wallet business. .

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Liquidity and Capital Resources

On September 30, 2018, we had working capital of $4,641,381.  The increase in working capital compared to December 31, 2017 is due to advances to our associated company, for our AtoZ Pay digital wallet business and prepayment made for the development for our platform partially offset by a decrease in the deposits received for shares to be issued.

Revenue Recognition

The Company’s CreateApp Platform operates as a Platform as a Service (“PaaS”) allowing users to develop their own applications and IT services, which users can access anywhere via a web or desktop browser. The Company recognizes revenue on a pay-to-use subscription basis when our customers use our platform. For the territories licensed to our distributors and on a white label basis, we derive royalty income from the end user use of our platform on a white label basis.

The Company maintains the CreateApp software platform at its own cost. Any enhancements and minor customization for our resellers/distributors are not separately billed. Major new proprietary features are billed to the customer separately as Development income while re-usable features are added to the features available to all customers on subsequent releases of our platform.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company” (as defined by §229.10(f)(1)), the Company is not required to provide the information required by this Item.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e)) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time specified in the Commission's rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer's management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

As required by Rule 13a-15 under the Securities Exchange Act of 1934, as of the end of the period covered by this report, we have carried out an evaluation of the effectiveness of the design and operation of our company’s disclosure controls and procedures.

With the appointment on July 15, 2015 of Lionel Choong, our present acting Chief Financial Officer, procedures over the timely reporting of financial quarterly results for the September 2015 quarter were introduced and are being used for the annual reporting of the Company’s annual 10-K.  With the current procedures in place, we have increased our ability to identify significant transactions that require disclosure under the Securities Exchange Act of 1934.  We have enhanced our current procedures and they comply fully with the disclosure controls in fiscal year 2018.

Annual Report of Management on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the company’s principal executive officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that:

1.  Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

2.  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

3.  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process.  Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

As of December 31, 2016, management assessed the effectiveness of our internal control over financial reporting and based on that evaluation, they concluded that, during the period covered by this report, such internal controls and procedures were not effective to detect the inappropriate application of US GAAP rules as more fully described below. This was due to deficiencies that existed in the design or operation of our internal controls over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses.

The matters involving internal control over financial reporting that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; and (2) inadequate segregation of duties consistent with control objectives. The aforementioned material weaknesses were identified by our prior Chief Executive Officer and prior Chief Financial Officer in connection with the review of our financial statements as of December 31, 2016.

Management believes that the material weakness set forth in item (2) above did not have an effect on our financial results.  However, management believes that the lack of a functioning audit committee and the lack of a majority of outside directors on our board of directors results in ineffective oversight in the establishment and monitoring of required internal controls and procedures, which could result in a material misstatement in our financial statements in future periods.  As a result, we have enhanced our current procedures during 2017 and believe that our internal control over financial reporting will be effective in fiscal year 2018.

As a smaller reporting company, the Company is not required to include in this Quarterly Report a report on the effectiveness of internal control over financial reporting by the Company’s independent registered public accounting firm.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding the members of our Board of Directors, executive officers and our significant employees as of September 30, 2018:

Name	Age	Positions and Offices Held
Brent Suen	52	President, Chief Executive Officer, Director and Secretary
Lionel Choong	56	Acting Chief Financial Officer and Director
Eddie Foong	46	Chief Operating Officer and Director
Thet Twe Aung	33	Chief Technology Officer
Matthew Burlage	56	Independent Non-Executive Board Member
Ross O'Brien	51	Independent Non-Executive Board Member
Brett Lay	57	Independent Non-Executive Board Member
Jon Najarian	55	Independent Non-Executive Board Member

Brent Suen (age 52) has been President & Chief Executive and Financial Officer of the Company since November 19, 2014, and a director of the Company since November 19, 2014.  Mr. Suen has 27 years of experience in the investment banking industry. He attended Westminster receiving his BA in Finance.  He began his career in merger arbitrage at Bear Stearns in 1988, at the age of 20, as the firms’ youngest hire. In 1993, he founded Axis Trading Corp., one of the first online platforms for stock trading and subsequently sold it to a division of Softbank in 1996. In 1997, he co-founded Elevation Capital which invested in and advised Silicon Valley based companies on IPO’s, mergers and acquisitions, strategic partnerships and fund raising. In 2003 Brent moved to Hong Kong and China where he established Bay2Peak S.A. Bay2Peak has invested in and advised over fifty companies which include Internet, software, renewable energy and life science companies. From 2006 to 2008 he also advised IRG TMT Asia Fund on private and public investments. In 2012 Brent served as advisor to McLarty Group and Citibank Venture Capital on a sale/leaseback program valued at $160 million leading to the eventual sale of the company for $630 million. For the past six years, Brent led the start-up and management of Empirica S.A., a security/intelligence and frontier markets focused advisory firm operating in Asia, the Middle East, Africa and Central Asia.

Lionel Choong (age 56) has been acting Chief Financial Officer since July 17, 2015.  In addition, Mr. Choong was the Vice Chairman of the Board and a director of Emerson Radio Corp. (NYSE: MSN) from November 2013 to June 2016.  Mr. Choong was acting Chief Financial Officer of Global Regency Ltd., between April 2009 and June 2015 and remains as a consultant thereafter.  Mr. Choong was a consultant for Zenith Professionals Ltd., a position he  held between August 2004 to March 2018 and Board Advisor to Really Sports Co., Ltd., a position he has held since June 2013. Mr. Choong has a wide range of experience in a variety of senior financial positions with companies in China, Hong Kong SAR, and London, UK. His experience encompasses building businesses, restructuring insolvency, corporate finance, and initial public offerings in a number of vertical markets, including branded apparel, consumer and lifestyle, consumer products, pharmaceuticals, and logistics. From June 2008 to May 2011, Mr. Choong was acting Chief Financial Officer of Sinobiomed, Inc. (now Weyland Technology, Inc.). Mr. Choong is a fellow member and holds a corporate finance diploma from the Institute of Chartered Accountants in England and Wales. He is also a CPA and practicing member of the Hong Kong Institute of Certified Public Accountants and a member of the Hong Kong Securities Institute. Mr. Choong holds a Bachelor of Arts in Accountancy from London Guildhall University, UK, and a Master of Business Administration from the Hong Kong University of Science and Technology and the Kellogg School of Management at Northwestern University.

Based on Mr. Choong’s background in accounting, business and corporate finance, the Board believes that he is well qualified to serve as a director and acting Chief Financial Officer of the Company.

Eddie Foong (age 46), Chief Operating Officer, is the founder and creator of CreateApp, and has over 17 years of experience in IT, sales and marketing and operations. He was involved in a RFID technology company that developed and changed Singapore National Library Books borrowing system islandwide. He previously headed the sales and marketing department of Info. Technology within MNCs and government agencies.  He graduated with a Class 1 BEng Honours Degree and IBM Award holder from University of Strathclyde, U.K.

Thet Twe Aung (age 33), is the Chief Technology Officer of the Company. Spending 10 years in software development industries, Thet has in-depth knowledge in various development methodologies, software design patterns, data modeling and hands-on experience with mobile/web programming, socket programming, frameworks, SDKs and APIs. In 2015, he founded and served as a CEO of Escape Pixel, a digital startup in Singapore that provides customized digital solutions to enterprises and businesses. With vision to shape the future of its community, he is also an active contributor/developer of many open source software projects which advance linguistic evolution, localization, and cognition. Thet holds a Bachelor of Science with honors degree in Business Computing and Information Technology from the University of Wales, Prifysgol Cymru.

Matthew Burlage (age 56) Independent, non-executive Board Member, has spent the last three decades involved in financing and advising Asia’s leading corporations, government enterprises and financial institutions and has been involved in some of the most ground-breaking transactions in Asia, particularly in the telecom, media and technology (TMT) sectors.

In 2000, Matt co-founded IRG, a boutique financial advisory and investment firm focused on the core growth sectors in Asia. He advises Asian and global corporates, private equity funds, hedge funds and sovereign wealth funds on a range of transactions including mergers, acquisitions, corporate restructurings, and debt capital and equity capital financings. He is also responsible for the firm’s investment strategy and management of its proprietary capital.

Before co-founding IRG, Matt was a Managing Director and Head of Industry Groups at Lehman Brothers in Hong Kong where he created the first and largest dedicated TMT industry group at an investment bank in Asia in the early 1990s. He has been an adviser on capital raisings, equity/debt financings and merger and acquisition strategy to Asia’s leading companies in Japan, Singapore, Hong Kong, Indonesia, China, Thailand, Taiwan, and South Korea, as well as to global telecommunications operators in Europe and the US.

Matt was ranked Number One in ex-Japan Corporate Asia, and Number Two in Corporate Asia, by Institutional Investor, and is a member of Institutional Investor’s Top 20 Global E-Finance Elite for Asia and Europe.

He has a MBA from Harvard Business School and a Bachelor of Arts from Yale University, and attended the Japanese Language Institute of Sophia University.

Ross O'Brien (age 51), Independent, non-executive Board Member, is an analyst, writer, presenter, and consultant focused on the economies and business environments of the Asia-Pacific, with over 25 years of experience in the region. His analysis surrounds Asia’s Innovation Economy—the intersection of information technology and the region’s broader society and economy. For six years he was Director of the Economist Corporate Network, a membership-based business advisory programme for senior executives of multinationals in Asia.

Based in Hong Kong for over 19 years, Ross has an AB in Asian Studies and Anthropology from Dartmouth College (1989), and an MBA from the University of California at Berkeley’s Haas School (1996). He is conversant and literate in Mandarin and Indonesian.

Currently, and beginning in 2003, Ross was Managing Director of the Hong Kong operations of Intercedent Asia, a region-wide partnership of B2B market consultants, which provides research-based market entry and positioning advice in several verticals across Asia. Ross' practice focuses on market entry strategies for telecoms and IT companies, in managed services and wireless solutions. His client work involved extensive research work in over a dozen economies in Asia, including extended field research in China, Indonesia, Vietnam and Bangladesh.

Ross was also for many years an analyst and Asian research director for Pyramid Research (once a subsidiary of the Economist Intelligence Unit, now a division of Progressive Digital Media) a telecoms advisory firm providing forecasts and analysis on infrastructure and services markets in emerging markets. Ross worked for Pyramid in the US, Singapore and Hong Kong.

Ross has also served as a Research Director of Advisory Services for Strategic Intelligence, a venture-funded economic analysis firm with an emphasis on Internet-based delivery of analysis and forecasts on ‘new economy’ industries and markets in Asia. From 1996 to 1998, he was a consultant in AT&T Solutions' operational process improvement practice, serving financial services and telecoms clients in China and Indonesia, including a yearlong project overseeing customer care service process improvement for PT Telkom, based in Bandung.

Brett Lay (age 57) Independent, non-executive Board Member, is the former Chief Financial Officer of Pacnet Limited, AsiaNetcom, and Pacific Internet from February 2007 to April 2015.  A seasoned successful business executive with 28 years of operating experience including 15 years as a Chief Financial Officer for both private and public companies.  Acted as interim CEO during transition phases.   A member of the board of directors working with private equity owners to grow and harvest their investments.  Over 18 years of work experience in Asia while residing in Singapore and Hong Kong.  Active member of the board of directors for joint ventures in China, India, South Korea, and Philippines.  Originated and completed the successful execution of several mergers and acquisitions, including the post integration efforts.

Brett has been a company officer in diverse sized organizations including; a large corporation (NYSE $62 billion), a startup company taking it from an idea to now a component of a $14 billion NASDAQ public company, and recently completed the sale of Pacnet to Telstra for $750M.  Created multiple financing programs including equity origination, senior bank facilities, high yield bond facilities, and lines of vendor credit.  Created, maintained and restructured debt programs, operating environments, shareholder equity structures, vendor relationships, and bank facilities.  Reviewed multiple financing structures to meet shareholder objectives including IPO, REIT spinoff, asset trust structures, and minority investments.  Managed a large finance workforce over a widespread diversified region.

Actively managed P&L performance and operating results.  Created and implemented a corporate restructuring that included the downsizing of the workforce by nearly 30% and reducing annual SG&A expenses by $25 million.  Managed shareholder relationships including large private equity groups to meet their financial objectives.

Brett has his Masters of Science Finance and Masters of Science Management, from the University of Colorado, Denver.

Jon Najarian (age 55) Independent, non-executive Board Member  Jon ‘DRJ’ Najarian was linebacker for the Chicago Bears before he turned to another kind of contact sport – trading on the Chicago Board Options Exchange.

He became a member of the CBOE, NYSE, CME and CBOT and worked as a floor trader for some 25 years. In 1990 he founded Mercury Trading, a market-making firm at the Chicago Board Options Exchange (CBOE), which he sold in 2004 to Citadel, one of the world’s largest hedge funds. In 2005 Jon co-founded optionMONSTER and tradeMONSTER – both were acquired in 2014 by private equity firm General Atlantic Partners. Today, he is a professional investor, money manager and media analyst.

Jon developed and patented trading applications and algorithms used to identify unusual activity in stock, options, and futures markets. optionMONSTER, an options news and education site, was described by Securities Industry News as “content king of the options business”.

For years tradeMONSTER has been rated “Best for Options Traders” by Barron’s and was the first online broker to deploy streaming, desktop-like trading in a web browser.

In 2016 Jon and Pete co-founded Najarian Advisors, a company advising institutional investors on options strategies.

The brothers invest in and work with start-ups via Rebellion Partners, a venture consulting firm they launched in 2015.

Jon can be seen weekly on CNBC, where he is cast member of the “Halftime Report” and the “Fast Money” show.  He is also the feature of the “DRJ Report” on CBOE-TV, the exchange’s popular webcast.

Director Independence

According to their respective Directors and Officers annual questionnaire, Messrs. Matthew Burlage, Ross O'Brien and Brett Lay, are considered independent, non-executive board directors.

Family Relationships

There are no family relationships between any of the Company’s directors or executive officers.

Involvement in Certain Legal Proceedings

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC.  The SEC has designated specific due dates for these reports.

Code of Ethics

At the present time, the Company has not adopted a code of ethics.  The Company intends to adopt a code of ethics in the near future.

Audit Committee

The Company’s audit committee consists of the three independent non-executive directors Messrs. Matt Burlage, Ross O’Brien and Brett Lay.  Mr. Burlage is the Chairman of the Audit Committee.

The Company adopted an Audit Committee Charter and Audit Committee Procedures for Whistleblowers on May 22, 2007, which were filed as exhibits 99.1 and 99.2 to the Form 10-QSB filed with the SEC via EDGAR on August 14, 2007, and are incorporated by reference herein.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	All other Compensation ($)	Total ($)
Brent Suen President, CEO & Director	2015 2016 2017	$9,000 $60,000 $60,000	- - -	$5,120 - -	- - -	- - -	$14,120 $60,000 $60,000
Lionel Choong	2015 2016 2017	$27,167 $60,000 $60,000	- - -	$$3,840 - -	- - -	- - -	$31,007 $60,000 $60,000
Eddie Foong	2015 2016 2017	$- $60,000 -	- - -	- - -	- - -	- - -	$- $60,000 -
Thet Twe Aung	2015 2016 2017	$- $60,000 $60,000	- - -	- - -	- - -	- - -	$- $60,000 $60,000

Narrative Disclosure to the Summary Compensation Table

See Note 6 to the financial statements as of September 30, 2018 for description of the terms of Stock Option grants and the methods and assumptions used to determine fair value of Option Awards.

Retirement Benefits and Change of Control

Not Applicable.

Director Compensation

The following table discloses the compensation of the directors of the Company for the Company’s fiscal year ended December 31, 2017 (unless already disclosed above):

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Deferred Compensation earnings ($)	All other Compensation ($)	Total ($)
Matthew Burlage	-	-	-	-	-	-
Ross O'Brien	-	-	-	-	-	-
Brett Lay	-	-	-	-	-	-
Jon Najarian	-	-	-	-	-	-

Summary of Director Agreements

In December 2015 the Company entered into Director Agreements with Messrs. O’Brien, Burlage and Lay, pursuant to which, as serving in the capacity of independent, non-executive Board Directors, they would receive shares of common stock in the Company in the amount of 100,000 shares per year. The Director Agreements have not been finalized and as such, Director Compensation is excluded from the Company’s financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2018 (the “Determination Date”), with respect to the Company’s directors, Named Executive Officers, and each person who is known by the Company to own beneficially, more than five percent (5%) of the Company’s Common Stock, and with respect to shares owned beneficially by all of the Company’s directors and executive officers as a group.  Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual.  Except as noted, each person or entity has sole voting and sole investment power with respect to the shares shown.  Unless otherwise specified, the address of each of the persons set forth below is in care of Weyland Tech Inc., 85 Broad Street, 16-079, New York, NY 10004

As of the Determination Date, there are 26,795,006 shares of Common Stock issued and outstanding.

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Common Stock (1)
Brent Suen	Chief Executive Officer	1,282,000	3.5
Lionel Choong	Acting Chief Financial Officer	964,000	2.6
Eddie Foong	Chief Operating Officer	3,270,000	8.9
Directors and Officers as a group (3 persons)		5,516,000	15.0

Notes:

(1) Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities, has the right to acquire beneficial ownership within 60 days or acquires such securities with the purpose or effect of changing or influencing the control of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

Market For Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Securities Authorized for Issuance Under Equity Compensation Plans ” above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates (other than compensation described under Item 11, “Executive Compensation”) since the beginning of our 2017 fiscal year which are required to be disclosed pursuant to the rules and regulations of the SEC.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

the Company has adopted provisions in its Articles of Incorporation and bylaws that limit the liability of its directors and indemnify its directors and officers to the full extent permitted under the Wyoming Business Corporation Act.  Under the Company's Articles of Incorporation, and as permitted under the Wyoming Business Corporation Act, directors are not liable to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its shareholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Wyoming law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the need to comply with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Weyland Tech, Inc. where indemnification will be required or permitted.  The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Should a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) be asserted by such director, officer or controlling person in connection with the securities being registered herein, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The

Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

WEYLAND TECH, INC.

7,000,000 SHARES OF COMMON STOCK

PROSPECTUS ______________, 2018

_____________________________________________________________________________________________

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WEYLAND TECH, INC.

PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Filing fee under the Securities Act of 1933(1)	$ 857
Blue Sky filing fees	$ 2,500
Legal Fees	$ 25,000
Accounting/Auditing Fees(1)	$ 2,500
Miscellaneous(1)	$ 2,500
TOTAL	$ 33,357

(1) All amounts are estimates, other than the SEC registration fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Weyland Tech, Inc. has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and indemnify its directors and officers to the full extent permitted under the Wyoming Business Corporation Act.  Under Weyland Tech, Inc.'s articles of incorporation, and as permitted under the Wyoming Business Corporation Act, directors are not liable to Weyland Tech, Inc. or its shareholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Weyland Tech, Inc. or its shareholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Wyoming law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Weyland Tech, Inc. or its directors from the need to comply with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Weyland Tech, Inc. where indemnification will be required or permitted.  Weyland Tech, Inc. is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the nine months ended September 30, 2018, the Company received proceeds of $2,673,174 for the private placement of the company's common shares to professional investors at prices ranging from $1.00-$4.00 These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, are exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and bear an appropriate restrictive legend.

ITEM 16.  EXHIBITS

2.1

Common Stock Purchase Agreement, dated November 7, 2018, by and between Weyland Tech Inc., a Delaware corporation, and RedDiamond Partners LLC, a Delaware  limited liability company (1)

2.2

Registration Rights Agreement, dated November 7, 2018, by and between Weyland Tech Inc., a Delaware corporation, and RedDiamond Partners LLC, a Delaware limited liability company (1)

3.1

Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Schedule 14C Information of the Company filed on August 4, 2015)

3.2

Bylaws (incorporated by reference to Form SB-2 filed on September 19, 2005)

(1)

Filed herewith.

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(b) Financial Statement Schedules

All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  (i) For the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ( 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(v)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

The undersigned registrant hereby undertakes that it will:

(i)

For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

(ii)

For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, on December 14, 2018.

WEYLAND TECH, INC.

By:

/s/ Brent Suen

Brent Suen (principal executive & financial officer)

By:

/s/ Lionel Choong

Lionel Choong (principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the duties indicated duly authorized in the City of New York on December 14, 2018.

By:/s/ Brent Suen

President and Director

Brent Suen

(principal executive & financial officer)

By:/s/

Lionel Choong

Acting Chief Financial Officer and

Lionel Choong

Director (principal

accounting officer)

By: /s/  Eddie Foong

Chief Operating Officer

Eddie Foong

and Director

By: /s/ Thet Twe Aung

Chief Technology Officer

Thet Twe Aung

By: /s/ Matthew Burlage

Director

Matthew Burlage

By: /s/ Ross O’Brien

Director

Ross O’Brien

By: /s/ Brett Lay

Director

Brett Lay

By: /s/ Jon Najarian

Director

Jon Najarian